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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 4

              Filed pursuant to Section 16(a) of the Securities
              Exchange Act of 1934

                            WestAmerica Corporation
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                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
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                         (Title of Class of Securities)

                                   95709H304
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                                 (CUSIP Number)

REPORTING PERSON NO LONGER SUBJECT TO SECTION 16





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INFORMATION TO BE INCLUDED IN THE FORM 4

Item 1.           NAME AND ADDRESS OF REPORTING PERSON
                  William F. Groszkruger
                  4141 N. Scottsdale Road, Suite 100
                  Scottsdale, AZ 85251

Item 2.           ISSUER NAME AND TICKER OR TRADING SYMBOL
                  WestAmerica Corporation
                  NASDAQ:WACC

Item 3.           IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON
                  ###-##-####

Item 4.           STATEMENT FOR MONTH/YEAR
                  August/1997

Item 5.           Not applicable

Item 6.           RELATIONSHIP OF REPORTING PERSON TO ISSUER
                  Formerly a director

Item 7.           Not applicable.

TABLE 1 -         NON-DERIVATIVE SECURITIES

         1.       TITLE OF SECURITY
                  Common Stock

         2.       TRANSACTION DATE
                  8/6/97

         3.       TRANSACTION CODE
                  S

         4. SECURITIES DISPOSED 91,932 (see Note 1 below) (D) (see Note 1 below) $5.25 (see Note 1 below)

         5.       AMOUNT OF SECURITIES BENEFICIALLY OWNED AT END OF MONTH
                  None

         6.       OWNERSHIP FORM
                  (D)

         7.       NATURE OF INDIRECT BENEFICIAL OWNERSHIP
                  Not applicable

TABLE II -        DERIVATIVE SECURITIES

                  Not applicable

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Note 1:  The anticipated change of control reported in the Issuer's Form 8-K dated June 18, 1997, occurred on August 6, 1997, pursuant to an agreement made as of June 26, 1997 when the Issuer's CUSIP Number was 95709H106. On July 2, 1997, there was a one for three reverse stock split, resulting in the reporting person, his family and his IRA, beneficially owning 91,932 shares at the time of the consummation of the agreement which resulted in a change of control.



  /s/ William F. Groszkruger                      September 15, 1997
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      William F. Groszkruger